UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2004 (December 17, 2004)

O’CHARLEY’S INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-18629	62-1192475

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3038 Sidco Drive
Nashville, Tennessee	37204

(Address of Principal Executive Offices)	(Zip Code)

(615) 256-8500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement

     On December 17, 2004, 99 Commissary, LLC, one of our indirect wholly-owned subsidiaries, entered into a Lease with Bellingham Mechanic, LLC for approximately 78,000 square feet of space in Bellingham, Massachusetts to be used as a commissary facility for our Ninety Nine Restaurant and Pub concept. The Lease has a scheduled commencement date of July 25, 2005 and an initial term of ten years, with an option granted to 99 Commissary, LLC to extend the term of the Lease for two additional terms of five years each.

     During the first five years of the initial term of the Lease, the fixed rent for the premises will be $687,960 per year. During the second five years of the initial term of the Lease, the fixed rent for the premises will be $726,960 per year. The annual fixed rent for the renewal terms will be based on fair market value. The Lease is a so-called “triple-net” lease and 99 Commissary, LLC will be responsible for its proportionate share of operating expenses.

     Pursuant to a Guaranty dated December 17, 2004, we have agreed to guarantee to the landlord the full and prompt performance and payment of all amounts owed to the landlord by 99 Commissary, LLC under the Lease.

     The Lease will be treated as an operating lease for financial reporting purposes.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.
By:	/s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Chief Financial Officer, Secretary and Treasurer

Date: December 22, 2004

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